Exhibit 99.1

                         [LETTERHEAD OF OSTEOTECH INC.]

                                        NEWS RELEASE

FOR IMMEDIATE RELEASE                   Contact: Michael J. Jeffries
                                        (732) 542-2800
March 2, 2004
                                        NASDAQ Symbol: OSTE

             OSTEOTECH REPORTS FOURTH QUARTER REVENUES INCREASE 29%;
            DILUTED NET INCOME PER SHARE INCREASES TO A RECORD $.37;
                              ISSUES 2004 GUIDANCE

Osteotech, Inc. announced today that fourth quarter 2003 revenues increased approximately 29% to $24,027,000 from $18,589,000 in the fourth quarter 2002 and that revenues in the year ended December 31, 2003 increased approximately 13% to $94,433,000 from 2002 revenues of $83,374,000. Both the fourth quarter and year ended December 31, 2002 were negatively impacted by the previously reported temporary suspension of allograft tissue processing operations. Domestic revenues increased approximately 25% and 10% to $21,753,000 and $86,070,000 in the fourth quarter and year ended December 31, 2003, respectively, from $17,364,000 and $78,576,000 in the same periods of 2002, respectively. International revenues, consisting of revenues generated from human allograft bone tissue and bovine tissue, increased approximately 86% and 74% to $2,274,000 and $8,363,000 in the fourth quarter and year ended December 31, 2003, respectively, as compared to $1,225,000 and $4,798,000 in the same periods of 2002, respectively.

Gross profit margin was approximately 51% and 55% in the fourth quarter and year ended December 31, 2003, respectively, as compared to approximately 21% and 45% in the fourth quarter and year ended December 31, 2002, respectively. Gross profit margin in the fourth quarter of 2002 was negatively impacted by the $2,509,000 reserve established in connection with the Company's decision to cease distributing the Affirm(TM) Cervical Plate System and the impact of the previously reported temporary suspension of tissue processing operations in that quarter.

Net Income in the fourth quarter and year ended December 31, 2003 was $6,380,000 and $10,867,000, or $.37 and $.62 diluted net income per share, respectively. Both fourth quarter and full year diluted net income per share include a $.26 per share contribution from the settlement with GenSci. In the same periods of 2002, we incurred net losses of $3,043,000, or $.18 diluted net loss per share and $1,155,000, or $.07 diluted net loss per share, respectively. The net loss in the fourth quarter 2002 included previously disclosed charges, which had a net negative impact of $1,505,000 or $.09 per diluted share, and the net loss for the year ended December 31, 2002 included various previously disclosed charges and income items which had a net negative impact of $1,927,000, or $.12 per diluted share.

During its year end closing procedures, the Company became aware of a previously undetected flaw in the computer software that is used to maintain certain accounting records that caused over accruals of certain expenses in the year ended December 31, 2002 of $315,000 and in the year ended December 31, 2001 of $566,000. As a result, the Company is reducing its previously reported net loss in the year ended December 31, 2002 to $1,155,000 or $.07 net loss per diluted share from $1,344,000 or $.08 net loss per diluted share; and is reducing its previously reported net loss for the year ended December 31, 2001 to $4,071,000 or $.29 net loss per diluted share from $4,410,000 or $.31 net loss per diluted share. The Audit Committee of the Board of Directors has determined, through internal review, that the errors identified were caused entirely by the flaw in the computer software program, which has now been corrected, and is satisfied that this, in combination with additional, more comprehensive analytical procedures that have been instituted by the Company, will prevent this type of error from recurring in the future.

As previously reported, in January, 2004, the Company notified SpineVision, SA that after February 17, 2004 it would no longer distribute SpineVision's metal spinal implant systems. This decision will not result in any charges against income by the Company. In addition, the Company has completed an assessment of the remainder of its metal spinal implant product line, the VBR(R) Vertebral Body Replacement System, the Sentinal(TM) Top Tightening Spinal System and the Ovation(TM) Polyaxial System, and has decided to discontinue distributing these products as well. Appropriate notice has been given to Alphatec Manufacturing, Inc., the manufacturer of the Sentinal(TM) System and Ulrich GmbH & Co. KG, the manufacturer of the VBR(R) System, of this decision. As a result of the decision to exit the metal spinal implant business and the previously announced reorganization of the sales and marketing functions, in the first quarter of 2004, the Company expects to record pre-tax charges against income of approximately $3.0 million for metal spinal implant inventory and instruments and for severance costs related to these decisions.

Further, given the decision to completely exit the metal spinal implant business, the Company will be redeploying its resources to more fully focus on the tissue business. As part of this effort, the Company will increase its investment in previously under funded projects, additional new tissue business projects aimed at accelerating and bringing to market new technologies and products and in accelerating our expansion internationally. Consequently, in 2004, the Company anticipates increasing its research, clinical research, product development and sales and marketing expenditures approximately $3.6 million more than originally planned for these areas.

Therefore, taking into consideration our exit from the metal spinal implant business, the resultant charge to income and the additional investments in the tissue business, in 2004, the Company anticipates revenues to increase to a range of $96 million to $100 million and diluted net income per share to be in a range of $.12 to $.16. Since the costs related to exiting the metal spinal implant business will be recorded in the first quarter of 2004, we expect to incur a net loss in the first quarter in the range of $.06 to $.09 per diluted share. We also expect to achieve revenues in the range of $22 million to $24 million in the first quarter.

Richard W. Bauer, Osteotech's President and Chief Executive Officer stated, "We're pleased with our strong fourth quarter performance and that, for the year, revenues were consistent with the guidance given in December, 2002 and reaffirmed throughout the year. For the quarter, revenues of $24 million and diluted earnings per share of $.37 were within the guidance provided in our third quarter, October 20, 2003 press release. Additionally, diluted earnings per share for the year of $.62 represents an improvement of $.69 per share when compared to 2002 year end results."

Mr. Bauer concluded, "The Company had been pursuing a strategy to offer metal spinal implant products that were complimentary to our proprietary Grafton(R) DBM and Graftech(R) Bio-implant tissue product lines. Although we experienced meaningful revenue growth with the metal lines, they have not generated profits and do not warrant our investing further in these products. Therefore, we plan to devote all our resources and selling time in 2004 towards our tissue franchises. For 2004, this involves making a significant incremental investment above 2003 spending levels throughout the entire Company which, we believe, is necessary to be successful, in the short and long term, in both the domestic and international tissue segments of the orthopaedic markets."

Revenues in the DBM segment, consisting primarily of Grafton(R) DBM revenues, increased to $11,128,000 in the fourth quarter 2003 from $10,368,000 in the fourth quarter 2002 and increased to $46,294,000 in the year ended December 31, 2003 from $44,926,000 in the year ended December 31, 2002. The higher revenues in the fourth quarter and year ended December 31, 2003 are attributed to increases of approximately 187% and 143%, respectively, in international Grafton(R) DBM revenues as well as to revenues from Optium(TM) DBM processed for LifeNet and marketed by DePuy. These increases were partially offset by declines in domestic Grafton(R) DBM revenues of approximately 8% and 9% in the fourth quarter and year ended December 31, 2003, respectively.

The DBM Segment operating income in the fourth quarter and year ended December 31, 2003 increased to $10,228,000 and $20,646,000, respectively, from $1,673,000 and $9,913,000 in the fourth quarter and year ended December 31, 2002, respectively. Operating income in the fourth quarter and year ended December 31, 2003 included $7.5 million from the previously announced settlement with GenSci. The remainder of the increase in operating income primarily results from the revenues generated from the processing of the Optium(TM) DBM product, which has virtually no operating expenses associated with it, and from the increased international Grafton(R) DBM revenues.

Base Tissue Segment revenues increased approximately 60% and 29% to $10,878,000 and $41,465,000 in the fourth quarter and year ended December 31, 2003, respectively, from $6,795,000 and $32,115,000 in the same periods of last year. Revenues improved in each of the periods of 2003, primarily as a result of the 135% and 56%, respectively, increase in revenues from processing of donor tissue for our clients, and a 30% and 13%, respectively, increase in bio-implants. Bio-implant revenues in the year ended December 31, 2002 included revenues of $1,216,000, from the bio-d(R) Threaded Cortical Bone Dowel, which was removed from the market in January, 2003.

The Base Tissue Segment operating income improved to $1,037,000 and $2,703,000 in the fourth quarter and year ended December 31, 2003, respectively, from operating losses of $3,514,000 and $8,927,000 in the same periods of last year, respectively. The improved operating results are primarily attributed to increases in revenues and gross profit margins. The

2002 operating losses resulted from the under absorption of costs due to a temporary suspension of base tissue processing operations in the fourth quarter 2002 and in the year ended December 31, 2002 to various charges related to this event as well as provisions for obsolete bio-d(R) Threaded Cortical Bone Dowel inventory, which was removed from the market in January, 2003 as a result of a lawsuit settlement, and a separate charge to operating income in connection with the settlement of the same lawsuit.

Other revenues, consisting mainly of metal spinal implant products and bovine tissue were $2,021,000 and $6,674,000 in the fourth quarter and year ended December 31, 2003, respectively, as compared to $1,426,000 and $6,333,000 in the fourth quarter and year ended December 31, 2002. As stated earlier, the Company notified SpineVision that it would discontinue distributing SpineVision's products on February 17, 2004 and has made a decision to discontinue distributing the remainder of its metal spinal implant products in 2004. Metal spinal implant revenues in the fourth quarter and year ended December 31, 2003 were $1,483,000 and $4,907,000, respectively, as compared to $899,000 and $4,166,000 in the same periods of 2002, respectively. Metal spinal implant revenues in the year ended December 31, 2002 included $1,230,000 from the Affirm(TM) Cervical Plate System, which the Company discontinued distributing in October, 2002.

We incurred an operating loss from other revenues in the fourth quarter and year ended December 31, 2003 of $1,265,000 and $5,217,000, respectively, compared to operating losses of $3,509,000 and $7,851,000 in the same periods of last year, respectively. Of the operating losses incurred in 2003, $1,092,000 and $3,858,000 is attributable to metal spinal implant revenues and resulted primarily from insufficient unit volume to cover overhead costs.

Mr. Bauer will host a conference call on March 2, 2004 at 11:00 am Eastern Time to discuss fourth quarter results. You are invited to listen to the conference call by dialing 706-634-5453. The conference will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available from 3:00 pm Eastern Time, March 2, 2004, through 11:55 pm Eastern Time, March 9, 2004, by dialing 706-645-9291 and indicating access code 5612929.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2002 and the Form 10-Q for the first three quarters of
2003) filed with the Securities and Exchange Commission. All information in this press release is as of March 2, 2004 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

                                    - more -

                        OSTEOTECH, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in thousands, except per share data)

                                                              Three Months                     Year Ended
                                                           Ended December 31,                 December 31,
                                                      ----------------------------    ----------------------------
                                                          2003            2002            2003            2002
------------------------------------------------------------------------------------------------------------------
                                                                       (Restated)                      (Restated)
Net revenues:
  Service                                             $     22,006    $     17,163    $     87,759    $     77,041
  Product                                                    2,021           1,426           6,674           6,333
                                                      ------------    ------------    ------------    ------------
                                                            24,027          18,589          94,433          83,374

Cost of services                                            10,075          10,982          37,034          37,292
Cost of products                                             1,615           3,613           5,037           8,979
                                                      ------------    ------------    ------------    ------------
                                                            11,690          14,595          42,071          46,271
                                                      ------------    ------------    ------------    ------------

Gross profit                                                12,337           3,994          52,362          37,103

Marketing, selling, general and administrative               8,913           8,407          37,786          38,256
Research and development                                       924             937           3,944           3,927
                                                      ------------    ------------    ------------    ------------
                                                             9,837           9,344          41,730          42,183

Income (charge) from litigation settlement                   7,500                           7,500          (1,785)
                                                      ------------    ------------    ------------    ------------

Operating income (loss)                                     10,000          (5,350)         18,132          (6,865)
Interest expense, net                                         (181)           (258)           (963)         (1,096)
Gain on sale of patents                                                                                        950
Other                                                          385             119             577             175
                                                      ------------    ------------    ------------    ------------

Income (loss) from continuing operations
   before income taxes                                      10,204          (5,489)         17,746          (6,836)
Income tax provision (benefit)                               3,824          (2,446)          6,879          (5,588)
                                                      ------------    ------------    ------------    ------------

Income (loss) from continuing operations                     6,380          (3,043)         10,867          (1,248)
Income from discontinued operations,
   net of loss on disposal of $291 in 2002                                                                      93
------------------------------------------------------------------------------------------------------------------
Net income (loss)                                     $      6,380    $     (3,043)   $     10,867    $     (1,155)
==================================================================================================================
Earnings (loss) per share:
     Basic:
        Income (loss) from continuing operations      $        .37    $       (.18)   $        .64    $       (.08)
        Discontinued operations                                                                                .01
                                                      ------------    ------------    ------------    ------------
        Net income (loss)                             $        .37    $       (.18)   $        .64    $       (.07)
                                                      ============    ============    ============    ============
     Diluted:
        Income (loss) from continuing operations      $        .37    $       (.18)   $        .62    $       (.08)
        Discontinued operations                                                                                .01
                                                      ------------    ------------    ------------    ------------
        Net income (loss)                             $        .37    $       (.18)   $        .62    $       (.07)
                                                      ============    ============    ============    ============
Shares used in computing earnings (loss) per share:
     Basic                                              17,071,710      16,944,145      17,059,495      15,904,132
     Diluted                                            17,363,816      16,944,145      17,520,959      15,904,132

                        OSTEOTECH, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (dollars in thousands)

                                                                December 31
                                                           ---------------------
                                                             2003         2002
                                                           --------     --------
                  Assets                                         (Restated)

Cash, cash equivalents and short-term investments          $ 15,326     $ 13,988
Accounts receivable, net                                     15,187       11,545
Deferred processing costs                                    29,013       15,433
Inventories                                                   3,581        4,820
Other current assets                                          7,345        9,811
                                                           --------     --------
          Total current assets                               70,452       55,597
Property, plant and equipment, net                           47,107       53,535
Other assets                                                  9,654        5,600
                                                           --------     --------
                                                           $127,213     $114,732
                                                           ========     ========

      Liabilities and Stockholders' Equity

Accounts payable and accrued expense                       $ 11,407     $ 10,489
Current portion of long-term debt                             2,661        2,661
                                                           --------     --------
          Total current liabilities                          14,068       13,150
Long-term debt                                               13,262       15,922
Other liabilities                                             3,663        1,637
                                                           --------     --------
          Total liabilities                                  30,993       30,709
Stockholders' equity                                         96,220       84,023
                                                           --------     --------
                                                           $127,213     $114,732
                                                           ========     ========

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